UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/09/2005

ASI Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-6428

NV	88-0105586
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

980 American Pacific Drive, #111, Henderson, NV 89014
(Address of Principal Executive Offices, Including Zip Code)

702-734-1888
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 9, 2005, based on the recommendation of the full board of directors, our board of directors elected Gerald L. Ehrens as a director of our board.

Mr. Ehrens, age 66, has been a self-employed private investor since 1994. From 1992 to 1994 he was Chief Operating Officer of Inamed Corp., a Nasdaq medical device company. Previously he held senior executive positions at E.I. Dupont and Union Carbide with his last position at Union Carbide in 1992 being Vice President of New Business Development. In 1996, he was appointed as a director of unlisted publicly owned Commercial Bank of Nevada and served until its sale through merger to a NYSE bank group in June 1998. He currently serves as a director of SouthwestUSA Bank in Las Vegas, Nevada. Mr. Ehrens received a BS in Chemical Engineering from Princeton University in 1961 and a MS in Industrial Administration from George Washington University in 1965.

On September 9, 2005, we granted Mr. Ehrens a stock option exercisable for 10,000 shares of our common stock pursuant to our 2000 Equity Incentive Plan. The option has an exercise price of $0.35 per share, vests immediately and has a five-year term, subject to continued service and other conditions.

More detail about the election of Mr. Ehrens as a director is available in Item 5.02 below.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 9, 2005, our board of directors expanded the size of the board from three to four directors and elected Gerald L. Ehrens as an independent director to fill the vacancy created by the expansion. There were no arrangements or understandings between Mr. Ehrens and any other person pursuant to which Mr. Ehrens was selected as a director.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

ASI Technology Corporation

Date: September 12, 2005.	By:	/s/ JERRY E POLIS
Jerry E Polis
President